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                                                                   EXHIBIT 10.1


DATED                             24 OCTOBER                               1996
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                                C.G. CLARKE ESQ.


                                    - and -


                                PET CITY LIMITED


                                    - and -


                                  PETsMART INC.




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                                SERVICE AGREEMENT
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                              TAYLOR JOYNSON GARRETT

                                    Carmelite

                               50 Victoria Embankment

                                   Blackfriars

                                 London EC4Y 0DX

                               Tel:  0171 353 1234

                               Fax:  0171 936 2666

                                  DX:  41 LONDON


                                     9/10/96

                                  Ref:  ASH/JEC

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THIS SERVICE AGREEMENT is made the 24th day of October 1996

BETWEEN

(1) CHARLES GILES CLARKE of Holt Manor, Holt, Wiltshire BA14 6PR (the "Executive");
(2) PET CITY LIMITED of Unit E, The Dorcan Complex, Faraday Road, Swindon SN3 5HQ ("the Company").
(3) PETsMART INC of 10000 North 31st Avenue Suite C100 Phoenix Arizona 85051 ("the Parent")

AGREED TERMS
1. This agreement is conditional upon an office copy of the Order of the Court sanctioning the proposed scheme of arrangement to be effected by Pet City Holdings Plc pursuant to section 425 of the Companies Act 1985 being delivered for registration to and being registered by the Registrar of Companies in England and Wales by not later than 31 January 1997 or such later date as Pet City Holdings Plc and the Parent shall agree and the High Court of Justice in England and Wales shall approve.

2.  ROLE

2.1 The Executive shall be employed as Chief Executive Officer of the Company ("the Role"). In connection with the Role and during the term of this agreement the Executive shall:

    (a) be appointed as an Executive Vice President of the Parent with particular responsibility for the development of the business of the Parent and its subsidiary and associated companies ("the Group") in Europe (including for the avoidance of doubt the Republic of Ireland, United Kingdom, all other members of the European Union, Switzerland, Austria, Iceland and all Central European States,

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         Russia and those states that once formed part of the USSR and Israel
         ("the Territory").

    (b) be appointed as Executive Vice President of any company formed to hold or manage the Group's business interests within any part of the Territory and;

    (c) shall report direct to the Chief Executive Officer of the Parent from time to time; and

    (d) in addition and without prejudice to the generality of the foregoing, the Executive shall in connection with the Role assume such duties and responsibilities, powers, authorities and discretions as shall be consistent with such a position and as may be reasonably determined by the board of directors of the Company (the "Board") with regard to the United Kingdom or the board of directors of the Parent with regard to the rest of the Territory from time to time.

3.  NOTICE

    Subject to the provisions of clause 11 below the Executive's employment by the Company shall continue from the date of this agreement for a period of two years from the date that the condition set out in clause 1 shall be satisfied. Pursuant to Section 197 of the Employment Rights Act 1996 the Executive hereby excludes any right to compensation for unfair dismissal or to a redundancy payment in the event of the expiry of the fixed term without renewal.

    Without prejudice to the above the Executive may terminate this contract prior to the expiry of the fixed term by giving not less than 60 days written notice.

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4.  CONTINUITY OF EMPLOYMENT

    The Executive's previous employment with Pet City Holdings Plc shall be treated as part of his continuous period of employment which accordingly began on 9 October 1992 (the "Commencement Date").

5.  HOURS OF WORK/PLACE OF WORK

5.1 Subject to Clause 13.1 below the Executive's employment hereunder is a "full-time" commitment to the intent that the Executive shall have no other employment or other business interests which will interfere with his obligations hereunder. In any event, the Executive will be required to devote such time and attention to the service of the Company and any other company which is a subsidiary or holding company of the Company or any subsidiary of any such holding company (together "the Group") as may be reasonably necessary for the proper discharge of his duties and as directed by the Board.

5.2 The Executive's principal place of work will be Unit E, The Dorcan Complex aforesaid or such other address as may from time to time be the Company's principal place of business as agreed by the Executive and the Board.

6.  SALARY, BONUS, EXPENSES AND OPTIONS

6.1 The Executive's salary shall be L180,000 per annum increasing to L200,000 per annum on 1 February 1998 provided that, on that date, a Group Company has been established and is operating within The Territory outside the United Kingdom or the Republic of Ireland. The Executive's salary shall be paid in four-weekly instalments in arrears by direct credit transfer to the Executive's nominated bank account.

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6.2 In addition to payment of salary in accordance with clause 6.1 the
    Executive shall be entitled to a bonus payable on the terms and subject to the conditions set out in the First Schedule.

6.3 Upon presentation of such receipts and vouchers as are reasonably required by the Company, the Company (or another company comprised within the Group) shall pay to the Executive the amount of all hotel, travelling, entertainment and other out of pocket expenses reasonably and properly incurred by him in carrying out his duties under this agreement. Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by him in carrying out his duties under this agreement.

6.4 The Executive shall be entitled to participate in option schemes and arrangements established by the Parent for the benefit of other Executive Vice Presidents of the Parent and the level, terms, and frequency of such grants shall be without prejudice or discrimination to the Executive (in comparison with the level, terms and frequency of grants to other Executive Vice Presidents).

7.  MOTOR CAR

    The Company shall continue to provide the Executive with a car of a type and value appropriate (in the reasonable opinion of the Board) to the Executive's position in the Company for the Executive's use in the performance of his, duties under this agreement and shall pay all running expenses in connection with it including all road tax and it is acknowledged that the Executive's current car is so appropriate and that any replacement would be a vehicle of equivalent value. Subject to such restrictions and upon such conditions (if any) as the Company may from time to time impose, the Executive shall be entitled to use this car for his own private use. The Executive shall return this car to the Company immediately after the termination of his employment or if he ceases at any time during the period of his employment to hold a valid and current license to drive private motor cars. The Executive shall at all times take good care of the car and

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    procure that it is properly taxed (at the cost of the Company), kept in a roadworthy condition, that the provisions and conditions of any policy of insurance relating thereto are observed and that so far as is reasonably practical such policy is not rendered void or voidable. For the purpose of calculating the value to the Executive of the benefit of using the car for the Executive's private purposes the then current Inland Revenue scales will be used.

8.  HOLIDAYS

8.1 The Executive shall be entitled to 25 working days holiday, with pay in each period of 12 months, to be taken at such time or times as the Executive shall notify the Board. This holiday entitlement is in addition to statutory and other public holidays.

8.2 The Executive's entitlement to holiday shall accrue pro rata to the nearest whole day throughout each period of 12 months of the Executive's employment.

8.3 Upon termination of his employment for whatever reason the Executive shall either be entitled to holiday pay in lieu of holiday entitlement outstanding or shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculation of such payment shall be 1/253 x annual basic salary for each day.

9.  SICKNESS OR INJURY

9.1 If the Executive shall at any time be incapacitated by illness or accident from performing his duties then the Executive shall as soon as possible inform the Company Secretary of such illness or accident and of the expected date of his return to work.

9.2 Without prejudice to the provisions of the following clause and subject to the Executive accounting to the Company for all sickness or other national insurance benefit which may be payable to him, the Executive shall continue to receive his salary under this agreement

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    in respect of the first 13 weeks of absence through illness or injury (such remuneration being deemed to be inclusive of any statutory sick pay to which he may be entitled).

9.3 Immediately following the Executive's return to work after a period of absence of seven days or less which or any part of which has not previously been authorised by the Company he shall be required on request by the Company to complete a self-certification form in the terms of the form which shall be provided stating the date of and the reason for his absence, including details of sickness on non-working days, as this information is required by the Company for calculating statutory sick pay entitlement. Completed self-certification forms will be retained in the Company's records.

9.4 The Executive shall, if so required by the Company, produce a doctor's certificate verifying that any absence from work is due to accident or ill-health and in default such absence shall be deemed to be unjustified.

9.5 For the purposes of calculation of statutory sick pay the days on which the Executive could qualify for payments are Monday, Tuesday, Wednesday, Thursday and Friday.

9.6 The Executive may be required during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued employment and shall cooperate in ensuring the prompt delivery of the resulting report to the Company.

10. PENSION, MEDICAL COVER, PHI AND LIFE ASSURANCE

10.1 A contracting out certificate is not in force in respect of the Executive's employment hereunder.

10.2 The Company agrees to make an annual lump sum contribution equal to 10 per cent of the salary payable to the Executive in accordance with clause 6.1 (or pro rata for any part of a year during which the Executive is employed) to an Inland Revenue approved

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     personal pension scheme nominated by the Executive to be made on
     4 April 1997 and on 4 April 1998 provided that such contribution shall not exceed the amount permitted by the Inland Revenue.

10.3 Subject to the rules for the time being thereof (including the Executive satisfying any eligibility conditions) the Executive, his spouse and his dependent children shall be entitled to become and remain throughout the period of his employment a member of the Pet City private medical insurance scheme at a level appropriate to the Executive's position with the Company, details of which are available for inspection from the Company Secretary.

10.4 Subject to the rules for the time being of such schemes (including the Executive satisfying any eligibility conditions), the Executive shall be entitled to become and remain throughout the period of his employment a member of the Pet City Life Assurance and Permanent Health Insurance schemes with a level of cover, appropriate to the Executive's position with the Company. The details of the schemes are available for inspection from the Company Secretary.


11.1 Notwithstanding any other provisions of this agreement, the Executive's employment shall terminate automatically without prior notice upon the
     Executive:

     (a)  reaching the age of 65; or

     (b) being disqualified from being a director due to an order made by any court or under any legislation from time to time in force.

11.2 Notwithstanding any other provision of this agreement, if the Executive shall:

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     (a)  fail or neglect efficiently and diligently to carry out his duties or be guilty of any material or persistent breach or non-observance of any of the provisions of this agreement;

     (b) be guilty of gross misconduct or any other conduct which is in the opinion of the Board calculated or likely to affect prejudicially the interests of the Company or the Group, whether or not such misconduct or other conduct occurs during or in the context of his employment;

     (c)  be convicted of any criminal offence involving dishonesty;

     (d) be made the subject of a bankruptcy offer or have a receiving order or an administration order made against him or makes any composition with his creditors or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors; or

     (e)  become a patient within the meaning of the Mental Health Act 1983;

     the Company may in any such case by written notice to the Executive forthwith terminate his employment without any obligation to pay any further sums to him whether by way of compensation, damages or otherwise in respect of any notice period or any unexpired period of this agreement, provided that any such termination shall be without prejudice to any other rights of the Company.

11.3 Upon any termination of the Executive's employment the Company shall be entitled to pay the Executive salary in lieu of notice or any unexpired period of this agreement which would otherwise have been payable during such period of notice or unexpired period in the amounts and at the times provided for in this agreement. In addition, the Company may at any time during the Executive's employment require the Executive to carry out no duties or to remain away from the office for a period of not more than 6 months in aggregate.

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11.4 Notwithstanding any other provision of this agreement, if the Executive shall become unable properly to perform his duties hereunder by reason of ill-health, accident or otherwise for a period or periods aggregating at least 180 days in any period of 12 consecutive calendar months then the Company may by not less than three month's prior written notice to the Executive terminate his employment hereunder provided that no such notice shall be given after the expiration of two months from the end of any such period or, if more than one, the last of such periods aggregating at least 180 days.

11.5 In order to investigate a complaint of misconduct made against the Executive or otherwise when in the opinion of the Board the interests of the Company so require the Company shall be entitled to suspend the Executive from his duties on full pay and with full entitlement to all other benefits under this agreement for so long as the Board shall reasonably consider appropriate (up to a maximum of 4 weeks) and to require the Executive to stay away from any premises, employees, officers, customers and clients of the Company or of any company within the Group.

11.6 Forthwith upon being requested by the Company and in any event upon termination of his employment for whatever reason the Executive shall deliver to the Company all books, documents, papers (including copies), materials, keys and other property of or relating to the business of the Company or of any member of the Group then in his possession or which are or were last under his power or control including, without limitation, any car, credit card or charge card provided in connection with the Executive's employment.

11.7 Upon termination of the Executive's employment for whatever reason the Company shall be entitled to deduct from any salary or other payment due to him any sums owed by the Executive to any member of the Group under the terms of this agreement or on any account whatsoever.

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12. OTHER BUSINESS INTERESTS AND CONFIDENTIALITY

12.1 Without prejudice to the generality of clause 5.1 above, except with the prior written consent of the Board, the Executive shall not during the continuance of his employment be engaged or interested in or concerned with (in any capacity whatsoever and whether on his own account or in conjunction with any other party) any other business which will interfere with the Executive's obligations under this agreement save that nothing in this clause shall prevent the Executive from:

     (i) being a director/shareholder of The Foster Rooms Limited provided that this company shall be and remain a reputable company which does not compete with or supply the Company or any company within the Group;
     (ii) with the written consent of the Chief Executive Officer of the Parent, being an officer of any Quango or other government body;
     (iii) holding or being beneficially interested in shares or securities quoted on any recognised investment exchange ("Quoted Securities") provided that the principal business of the company or group of companies in which the Executive holds such Quoted Securities is not a Relevant Business that is competitive with that of the Company as both terms are defined in paragraph 13 below; or
     (iv) with the written consent of the Chief Executive Officer of the Parent, spending up to 2 business days per month on any other business interests (provided that they are not competitive with the trading interests of the Group.

12.2 The Executive shall not, either during the continuance of his appointment under this agreement (except so far as may be necessary in carrying out his obligations under this agreement) or thereafter, without the prior consent in writing of the Board, divulge to any person or use or exploit except for the benefit of the Company or any other member of the Group, and shall use his best endeavours to prevent the publication or disclosure of any confidential information concerning the business, finances, transactions or affairs of the Company or any other member of the Group which has or may come to his knowledge-either during the course of his employment under this agreement or prior

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     thereto provided that this restriction shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorized disclosure by the Executive.

12.3 For the purposes of this clause "confidential information" shall comprise all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently of such a nature and without prejudice to the generality of the foregoing shall include the Group's store opening plan, business plan, management accounts and other key indices including the gross margin, shrinkage rate, store contribution percentage and stock turn of the Group.

13. POST TERMINATION COVENANTS

13.1 For the purposes of this clause:

     (a) all references to the "Company" shall be construed to mean the Company and/or any member of the Group with which the Executive has been actively concerned during the course of his appointment under this agreement or under his previous contract of employment with Pet City Holdings Plc;

     (b) the "Restricted Period" shall mean the period of 12 months from the termination of the Executive's employment under this agreement;

     (c) a "Restricted Employee" shall mean any person employed by any member of the Group as a director or in a managerial or technical capacity or as a sales representative or in a skilled or supervisory position;

     (d) "Relevant Business" means the wholesale and retail sale of animals, animal food stuffs and products relating to the up-keep of animals within the United Kingdom carried out by the Group as at the commencement of the Restricted Period.

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13.2 Except with the prior written consent of the Board, the Executive shall not during the Restricted Period be engaged or interested in or concerned with (in any capacity whatsoever and whether on his own account or in conjunction with any other party) any person, firm or company carrying on the Relevant Business in the United Kingdom.

13.3 Except with the prior written consent of the Board, the Executive shall not, in competition with the Company, during the Restricted Period (in any capacity whatsoever and whether on his own account or in conjunction with any other party) canvass or solicit or accept, orders or facilitate the canvassing or soliciting or acceptance of orders in respect of the Relevant Business from any customer of the Company's Relevant Business as at the date of the termination of the Executive's employment under this agreement or from any person who was such a customer at any time during the period of 12 months prior thereto was a person, firm or company with whom the Company has or had dealings, such person firm or company being or having been a supplier or manufacturer of whom the Executive has knowledge or with whom he has dealt at any time during the period of 12 months prior to the termination of his appointment under this agreement.

13.4 Except with the prior written consent of the Board, the Executive shall not during the Restricted Period (in any capacity whatsoever and whether on his own account or in conjunction with any other party) employ or endeavour to entice away from the Company any person who is at the date of termination of the Executive's employment hereunder a Restricted Employee employed by the Company and the Executive shall not discourage any such Restricted Employee from continuing to be so employed.

13.5 The Executive hereby agrees that, he will, at the request of the Board of Directors of the Parent, execute a deed of restriction in terms similar to or in all respects less restrictive than the covenants contained in this clause 13 in relation to other parts of the Territory in which the Executive is involved in the course of his employment under this agreement.

13.6 The Executive hereby acknowledges and agrees that the covenants contained in this clause are separate, severable and enforceable and that, having obtained professional

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     advice, the restrictions contained in such covenants are fair and reasonable in the context of this agreement. The parties acknowledge, however, that such restrictions are liable to be rendered invalid by changing circumstances or other unforeseen reasons and accordingly:

     (a) if any one or more of the restrictions contained in this clause shall either individually or together be adjudged, for whatever reason, to go beyond that which is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or limited in any manner (including, without prejudice to the generality of the foregoing, any reduction in duration or geographical area) the said restrictions shall apply with such deletions or limitations; or

     (b) if at any other time for whatever reason the Company shall consider it to be in its best interests it shall be entitled, at its discretion, by notice in writing to the Executive to delete or limit in any manner any of the restrictions contained in this clause and in such event the said restrictions shall apply with such deletions or limitations.

13.7 The Executive hereby acknowledges and agrees that upon the termination of his employment hereunder he shall be obliged during the Restricted Period to draw the provisions of this clause 13 to the attention of any third party who may at any time either before or after the date of termination of this agreement offer employment or appointment as a consultant to him.

14. DISCIPLINE AND GRIEVANCE PROCEDURE

    There are no specific disciplinary rules applicable to the Executive's employment hereunder and any relevant matters shall be made a subject for discussion at the meeting of the Board next following the issue arising and any matter that cannot be resolved to

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    the mutual satisfaction of both parties shall be referred to the Chief
    Executive Officer of the Parent.

15. PREVIOUS AGREEMENTS

    All previous agreements or arrangements between the Executive and any company in the Group relating to the employment of the Executive shall be deemed to be cancelled.

16. GENERAL

16.1 No amendment to these terms shall be effective unless made in writing and signed by or on behalf of the parties.

16.2 The information in this statement constitutes a written statement of the terms of your employment in accordance with the provisions of the Employment Rights Act 1996.

16.3 Any notice required to be given by either party to this agreement to the other shall be deemed validly served if delivered by hand or sent by first class prepaid registered or recorded delivery letter through the post to the address of the party to be served herein given or (in the case of the Company) the registered office of such party for the time being and any notice so served by hand shall be deemed to have been served at the lime of delivery and any notice so served through the post shall be deemed to have been served forty eight hours after the time it was posted. In proving such service it shall be sufficient to prove that the notice was properly delivered, transmitted or (as the case may be) addressed and posted.

16.4 This agreement and the documents to be entered into as provided in this agreement shall be governed and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

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IN WITNESS WHEREOF THIS AGREEMENT HAS BEEN EXECUTED AS, A DEED ON THE DATE
APPEARING ABOVE.


SIGNED as a Deed by          )
CHARLES GILES CLARKE         )    /s/ Charles Giles Clarke
in the presence of:          )


EXECUTED AS A DEED BY        )
PET CITY LIMITED             )    /s/ Francis Richard Northcott         Director
                                  /s/ Nicholas Harrison       Director/Secretary


EXECUTED AS A DEED BY        )    /s/ C. Donald Dorsey                  Director
PETsMART INC.                )    /s/ Mark S. Hansen          Director/Secretary

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                                FIRST SCHEDULE
                                   THE BONUS

1. In respect of the period from 1 August 1996 to 31 January 1997 the Company will procure that the Executive is paid a bonus of L20,000. This bonus will be paid on or before 31 March 1997.

2.  (a)  In respect of the periods:

         (i)  1 February 1997 to 31 January 1998; and,

         (ii) 1 February 1998 to the date of expiry of the fixed term of this agreement,

         the Executive shall be entitled to a bonus of 40% of his salary as specified in clause 6.1 of the agreement to which this is a schedule in respect of such period if EBIT exceeds Budgeted EBIT.

    (b) Save as set out in 2(a) above any bonus paid to the Executive by the Company shall be at the Board's absolute discretion.

    (c) "EBIT" for the purposes of 2(a) above shall mean the earnings before interest and taxation of the Pet City Holdings Plc, Pet City Limited and Pet City Resources Limited (formerly Jollyes Limited) (referred to in this Schedule as the "UK Group") as shown:

         (A) in respect of the period specified in 2(a)(i) above, by the audited consolidated profit and loss account of the UK Group for that period; and

         (B) in respect of the period specified in 2(a)(ii) above the management accounts approved by the boards of the UK Group for that period,

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    with the following adjustments (to the extent not already taken into account in such account):
3.
         (i) after deducting all expenses (including, without prejudice to the generality of the foregoing, the salary payable to the Executive under this agreement (but, for the avoidance of doubt not deducting any amount in respect of the bonus payable hereunder) and salaries and bonuses payable by the Company under any other service agreement to which the Company is a party), depreciation as charged in the accounts and any revenue expenses charged directly against reserves;

         (ii) before deducting any taxation or interest on borrowed moneys or commissions in respect of documentary credits;

         (iii) before taking into account extraordinary items or capital profits or capital losses unless provided for in the relevant Business Plan;

         (iv) after deducting any part of the profits and adding any part of the losses of any subsidiary undertaking attributable to shares in such subsidiary undertaking not owned by the Company or by any subsidiary undertaking of the Company; and

         (v) after making such further adjustments as the auditors for the time being of the Company in their absolute discretion (but in consultation with the Board and the Executive) shall consider appropriate.

    (a) "Budgeted EBIT" shall mean the figure in the Business Plan of the UK Group for the related period that is equivalent to EBIT and, in the event of any dispute, as certified by the auditors of the Company, acting as experts and in their absolute discretion.

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    (b)  "Business Plan" shall mean the business plan of the UK Group as approved by the Board of the Parent each year and as amended from time to time.

    (c) If any increase in the issued share capital of any company within the UK Group shall be effected after the date hereof as a result of which the net profits are in the opinion of the Board likely to be materially enlarged such adjustment shall be made in the calculation of Budgeted EBIT or the rate of bonus payable thereon (or partly one and partly the other) as the Company and the Executive may agree or failing agreement as the auditors of the Company from time to time in their absolute discretion determine to be fair and reasonable for the purpose of counteracting an increase in the bonus otherwise resulting from the making of additional EBIT (directly or indirectly) attributable to such increase of issued share capital.

4. (a) The bonus (if any) payable in respect of the period specified in 2(a)(i) above shall be ascertained following the completion and adoption in general meeting of the audited consolidated accounts of the UK Group in the year to 31 January 1998 and shall be certified by the auditors of the Company from time to time, acting as experts and not as arbitrators, whose decision shall be final and binding on the parties to this agreement. Such bonus shall be paid within one month after the completion and adoption of such accounts.

    (b) The bonus (if any) payable in respect of the period specified in 2(a)(ii) above, or in respect of any period of the term of this agreement embracing part only of either period specified in 2 (a) (i) or (ii) above, shall be ascertained by reference to the Management Accounts as approved by the boards of the UK Group or if required by the Company, by the auditors of the Company from time to time, Such bonus shall be paid within four months of the end of such period.

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